Exhibit 99.1

Laboratory Corporation of America® Holdings
358 South Main Street
Burlington, NC 27215
Telephone:(336) 584-5171
www.labcorp.com

FOR IMMEDIATE RELEASE
Contact:
Eric Lindblom - 336-436-6739
investor@labcorp.com
Shareholder Direct: - 800-LAB-0401

LABORATORY CORPORATION OF AMERICA® HOLDINGS
ANNOUNCES 2007 THIRD QUARTER RESULTS

Third Quarter Net Sales Growth of 12.2% Drives EPS Growth Before Charges of 27.4%

Burlington, NC, October 25, 2007 — Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH) today announced results for the quarter and nine months ended September 30, 2007.

Third Quarter Results
Net earnings increased 1.5% to $111.2 million, compared to third quarter 2006 net earnings of $109.6 million. Excluding restructuring and other special charges recorded in both periods, net earnings increased 15.0% to $129.8 million in 2007 compared to third quarter 2006 net earnings of $112.9 million. Earnings per diluted share (EPS) increased 13.6% to $0.92, compared to $0.81 per diluted share in the third quarter of 2006. Excluding restructuring and other special charges recorded in both periods, EPS increased 27.4% to $1.07 in 2007 compared to $0.84 per diluted share in the third quarter of 2006. Earnings before interest, taxes, depreciation, amortization, and restructuring and other special charges (EBITDA) were $272.5 million for the quarter, or 26.7% of net sales.

Revenues for the quarter were $1,020.6 million, an increase of 12.2% compared to the same period in 2006. Compared to the third quarter of 2006, testing volume, measured by accessions, increased 11.9%, and price increased 0.3%.

Operating cash flow for the quarter was $130.4 million, which is net of $17.9 million in transition payments to UnitedHealthcare. The balance of cash and short-term investments at the end of the

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quarter was $35.2 million, and the balance outstanding under the Company's revolving credit facility was $100.0 million. During the quarter, the Company repurchased $111.3 million of stock, representing 1.5 million shares. As of September 30, 2007, approximately $329.2 million of repurchase authorization remained under the Company’s approved repurchase plan.

The Company recorded pre-tax restructuring and other special charges of $31.3 million during the third quarter of 2007, primarily related to reductions in work force and the closing of redundant and underutilized facilities.

Nine-Month Results
Net earnings for the period increased to $362.4 million, compared to 2006 nine-month net earnings of $327.9 million. Excluding restructuring and other special charges recorded in both periods, net earnings increased 16.2% to $384.9 million compared to 2006 nine-month net earnings of $331.2 million. EPS increased 21.4% to $2.95 for the first nine months of 2007, compared to EPS of $2.43 in the first nine months of 2006. Excluding restructuring and other special charges recorded in both periods, EPS in 2007 increased 27.2% to $3.13 compared to 2006 nine-month EPS of $2.46 and EBITDA was $812.6 million, or 26.5% of net sales.

Revenues for the period were $3,062.4 million, an increase of 13.8% compared to the same period in 2006. Compared to the same period in 2006, testing volume, measured by accessions, increased 12.8%, and price increased 1.0%.

During the first nine months of the year, the Company generated operating cash flow of $469.3 million. Additionally, the Company repurchased $520.8 million of stock, representing 7.3 million shares.

“Our third quarter again showed impressive revenue and EPS growth,” said David P. King, Chief Executive Officer. “Net sales and EPS grew significantly compared to the first nine months of 2006, driven by both volume increases and disciplined expense control. We are pleased that we continue to see healthy growth on both the top and bottom line.”

Outlook For 2007 and 2008
The Company issued updated guidance for 2007. Excluding any share repurchase activity after September 30, 2007, and excluding restructuring and other special charges recorded in 2007, the Company expects revenue growth of 12.7% to 13.2%, EBITDA margins of approximately 26.0% to 26.5%, diluted earnings per share of between $4.11 and $4.18, operating cash flow of approximately

$690 million to $710 million, excluding any transition payments related to the Company’s agreement with UnitedHealthcare, capital expenditures of approximately $100 million to $110 million, excluding any capital expenditures related to the Company’s agreement with UnitedHealthcare, net interest of approximately $45 million, and a bad debt rate of approximately 4.8% of net sales for the remainder of the year.

The Company also issued guidance for 2008. Excluding the impact of any share repurchase activity after September 30, 2007, the company expects revenue growth of 6.5% to 8.5% and diluted EPS growth of 11% to 14%.

The Company today is filing an 8-K that will include additional information on its business and operations, including financial guidance for 2007 and 2008. This information will also be available on the Company’s Web site. Analysts and investors are directed to this 8-K and the Web site to review this supplemental information.

A conference call discussing LabCorp’s quarterly results will be held today at 8:30 a.m. Eastern Time and is available by dialing 866-578-5784 and ID code 76115352. A telephone replay of the call will be available through November 1, 2007 and can be heard by dialing 888-286-8010 (617-801-6888 for international callers). The access code for the replay is 84825377. A live online broadcast of LabCorp’s quarterly conference call on October 25, 2007 will be available at www.labcorp.com or at www.streetevents.com beginning at 12:00 p.m. Eastern Time. This webcast will be archived and accessible continuing through November 24, 2007.

About LabCorp®
Laboratory Corporation of America® Holdings, a S&P 500 company, is a pioneer in commercializing new diagnostic technologies and the first in its industry to embrace genomic testing. With annual revenues of $3.6 billion in 2006, over 25,000 employees nationwide, and more than 220,000 clients, LabCorp offers clinical assays ranging from routine blood analyses to HIV and genomic testing. LabCorp combines its expertise in innovative clinical testing technology with its Centers of Excellence: The Center for Molecular Biology and Pathology, National Genetics Institute, Inc., ViroMed Laboratories, Inc., The Center for Esoteric Testing, DIANON Systems, Inc., US LABS, and Esoterix and its Colorado Coagulation, Endocrine Sciences, and Cytometry Associates laboratories. LabCorp clients include physicians, government agencies, managed care organizations, hospitals, clinical labs, and pharmaceutical companies. To learn more about our growing organization, visit our Web site at: www.labcorp.com.

Each of the above forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s financial results is included in the Company’s Form 10-K for the year ended December 31, 2006, and subsequent SEC filings.

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LABORATORY CORPORATION OF AMERICA HOLDINGS
Consolidated Statements of Operations
(in millions, except per share data)

	Three Months Ended Sept 30,		Nine Months Ended Sept 30,

	2007	2006	2007	2006

Net sales	$1,020.6	$909.9	$3,062.4	$2,692.2
Cost of sales	598.5	525.0	1,776.6	1,541.8
Selling, general and administrative	198.0	194.9	612.1	576.0
Amortization of intangibles and other assets	13.9	13.0	40.6	39.0
Restructuring and other special charges	31.3	1.0	38.3	1.0

Operating income	178.9	176.0	594.8	534.4

Other income (expense)	(0.6)	(0.1)	(1.5)	(1.9)
Investment income	0.5	2.8	3.3	4.4
Interest expense	(12.6)	(11.9)	(37.8)	(35.4)
Income from joint venture partnerships	20.9	16.3	56.6	49.6

Earnings before income taxes	187.1	183.1	615.4	551.1
Provision for income taxes	75.9	73.5	253.0	223.2

Net earnings	$111.2	$109.6	$362.4	$327.9

Net earnings:
Net earnings	$111.2	$109.6	$362.4	$327.9
Restructuring and other special charges, net of tax	18.6	3.3	22.5	3.3

Net earnings, excluding restructuring and other special charges	$129.8	$112.9	$384.9	$331.2

Diluted earnings per common share:
Diluted earnings per share	$0.92	$0.81	$2.95	$2.43
Impact of restructuring and other special charges	0.15	0.03	0.18	0.03

Diluted earnings per share, excluding restructuring and other special charges	$1.07	$0.84	$3.13	$2.46

Weighted average shares outstanding	121.3	136.6	123.0	136.6

EBITDA	$272.5	$237.1	$812.6	$708.0

LABORATORY CORPORATION OF AMERICA HOLDINGS
Consolidated Balance Sheets
(in millions, except per share data)

	September 30,	December 31,
	2007	2006

Cash and short-term investments	$35.2	$186.9
Accounts receivable, net	662.8	541.3
Property, plant and equipment	430.8	393.2
Intangible assets and goodwill, net	2,193.9	2,094.2
Investments in joint venture partnerships	687.9	577.9
Other assets	203.6	207.3

	$4,214.2	$4,000.8

Zero coupon-subordinated notes	561.7	554.4
5 1/2% senior notes due 2013	352.3	352.6
5 5/8% senior notes due 2015	250.0	250.0
Other liabilities	1,059.0	866.7
Shareholders' equity	1,991.2	1,977.1

	$4,214.2	$4,000.8

Consolidated Statement of Cash Flow Data
(in millions, except per share data)

	Nine Months Ended Sept 30 2007	Nine Months Ended Sept 30 2006

Net cash provided by operating activities	$469.3	$462.1
Net cash used for investing activities	(141.8)	(372.4)
Net cash used for financing activities	(366.7)	(126.9)
Effect of exchange rates on cash	0.2	0.4

Net increase(decrease) in cash	(39.0)	(36.8)
Cash at beginning of period	51.5	45.4

Cash at end of period	$12.5	$8.6

Free Cash Flow:
Net provided by operating activities	$469.3	$462.3
Less: Capital expenditures	(108.5)	(67.8)

Free cash flow	$360.8	$394.5

Notes to Financial Tables

1)

EBITDA represents earnings before interest, income taxes, depreciation, amortization, and nonrecurring charges, and includes the Company’s proportional share of the underlying EBITDA of the income from joint venture partnerships. The Company uses EBITDA extensively as an internal management performance measure and believes it is a useful, and commonly used measure of financial performance in addition to earnings before taxes and other profitability measurements under generally accepted accounting principles (“GAAP”). EBITDA is not a measure of financial performance under GAAP. It should not be considered as an alternative to earnings before income taxes (or any other performance measure under GAAP) as a measure of performance or to cash flows from operating, investing or financing activities as an indicator of cash flows or as a measure of liquidity. The following table reconciles earnings before income taxes, representing the most comparable measure under GAAP, to EBITDA for the three- and nine-month periods ended September 30, 2007 and 2006:

	Three Months Ended Sept 30,		Nine Months Ended Sept 30,

	2007	2006	2007	2006

Earnings before income taxes	$187.1	$183.1	$615.4	$551.1
Add(subtract):
Interest expense	12.6	11.9	37.8	35.4
Investment income	(0.5)	(2.8)	(3.3)	(4.4)
Other(income)expense, net	0.6	0.1	1.5	1.9
Depreciation	26.6	25.3	79.1	76.1
Amortization	13.9	13.0	40.6	39.0
Restructuring and other special charges	31.3	5.6	38.3	5.6
Joint venture partnerships' depreciation and amortization	0.9	0.9	3.2	3.3

EBITDA	$272.5	$237.1	$812.6	$708.0

2)

During the second and third quarters of 2007, the Company recorded charges of approximately $7.0 million and $31.3 million, respectively. These charges were related to actions directed at reducing the Company's work force in non-operational areas, along with redundant and underutilized facilities. The after tax impact of these charges reduced net earnings for the quarter and for the nine months ended September 30, 2007, by $18.6 million and $22.5 million, respectively. These charges reduced third quarter 2007 diluted EPS by $0.15 ($18.6 million divided by 121.3 million shares). The charges reduced diluted EPS for the nine months ended September 30, 2007 by $0.18 ($22.5 million divided by 123.0 million shares).

3)

During the third quarter of 2006, the Company recorded charges of approximately $4.6 million, primarily related to the acceleration of the recognition of stock compensation due to the announced retirement of the Company's Chief Executive Officer, effective December 31, 2006. The Company also recorded net restructuring charges of $1.0 million relating to certain expense-reduction initiatives undertaken across the Company's corporate and divisional operations. The after tax impact of these combined charges reduced net earnings by $3.9 million and third quarter 2006 diluted EPS by $0.03 ($3.9 million divided by 136.6 million shares).